EXHIBIT 4.1

DESCRIPTION OF THE COMPANY’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of September 30, 2022, Raymond James Financial, Inc. (the “Company”) had the following classes of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) common stock, $.01 par value per share (the “Common Stock”), (ii) depositary shares (the “Series A Depositary Shares”), each Representing a 1/40th interest in a share of 6.75% Fixed-to-Floating Rate Series A Non-Cumulative Perpetual Preferred Stock, $0.10 par value per share (the “Series A Preferred Stock”), and (iii) depositary shares (the “Series B Depositary Shares” and, together with the Series A Depositary Shares, the “Depositary Shares”), each Representing a 1/40th interest in a share of 6.375% Fixed-to-Floating Rate Series B Non-Cumulative Perpetual Preferred Stock, $0.10 par value per share (the “Series B Preferred Stock”).

Authorized Capital Stock

The authorized capital stock of the Company consists of 650,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $.10 per share (the “Preferred Stock”).

Description of Common Stock

The following description of the Common Stock of the Company, related provisions of the Company’s Amended and Restated Articles of Incorporation (the “Articles”) and Amended and Restated By-Laws (the “By-Laws”) and applicable Florida law is qualified in its entirety by, and should be read in conjunction with, the Articles, By-Laws and applicable Florida law.

Common Stock

Fully Paid and Nonassessable

All of the outstanding shares of the Company’s Common Stock are fully paid and nonassessable.

Voting Rights

Each share of Common Stock shall have one vote, and, except as provided by resolution or resolutions adopted by the Company’s Board of Directors (the “Board”) providing for the issue of any series of Preferred Stock, the exclusive voting power for all purposes shall be vested in the holders of shares of Common Stock. Holders of shares of Common Stock are not entitled to cumulate votes for the election of directors.

Dividends

Subject to the provisions of law and to the provisions of any Preferred Stock that may be outstanding from time to time, dividends may be paid on the shares of Common Stock at such times and in such amounts as the Board may deem advisable.

Right to Receive Liquidation Distributions

Subject to the provisions of any Preferred Stock that may be outstanding from time to time, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of shares of Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Company and the amounts to which holders of Preferred Stock shall be entitled, to the remaining net assets of the Company.

No Preemptive or Similar Rights

No holder of shares of Common Stock as such shall have any preemptive right to subscribe to or acquire (i) unissued or treasury shares of the Company of any class, (ii) securities of the Company convertible into or carrying a right to acquire or subscribe to shares of any class, or (iii) any other obligations, warrants, rights to subscribe to shares or other securities of the Company of any class.

Certain Anti-Takeover Effects

Certain provisions of the Company’s Articles and By-Laws may have the effect of delaying, deferring or discouraging transactions involving an actual or potential change in control of the Company, including the following:

•the Articles provide that the affirmative vote of the holders of two-thirds (2/3) of all the shares outstanding and entitled to vote shall be required to approve (i) any merger or consolidation of the Company with or into any other corporation, (ii) any share exchange in which a corporation, person, or entity acquires the Company’s issued or outstanding shares of stock pursuant to a vote of stockholders, (iii) any sale, lease, exchange or other transfer of all, or substantially all, of the Company’s assets to any other corporation, person or entity, or (iv) any transaction similar to, or having a similar effect as, any of the foregoing transactions;

•the Board is authorized to approve the issuance of one or more series of Preferred Stock without further authorization of the holders of Common Stock and to fix the number of shares, the designations and the relative rights and the limitations of any series of Preferred Stock, and as a result the Board, without the approval of holders of Common Stock, could authorize the issuance of Preferred Stock with voting, conversion and other rights that could have the effect of delaying, deferring or preventing a change in control of the Company; and

•the Company’s By-Laws specify an advance notice procedure for holders of Common Stock seeking to nominate persons to stand for election to the Board or to propose other business for consideration at a meeting of the holders of Common Stock, which requires that advance written notice and certain other information be provided to the Company, in accordance with the By-Laws.

Transfer Agent

The transfer agent for the Common Stock is Computershare Inc.

Listing

The Company’s Common Stock is listed on the New York Stock Exchange under the symbol “RJF.”

Description of Preferred Stock

The following description of the Preferred Stock of the Company, related provisions of the Company’s Articles and By-Laws and applicable Florida law is qualified in its entirety by, and should be read in conjunction with, the Articles, By-Laws and applicable Florida law.

Series A Preferred Stock

Ranking

With respect to the payment of dividends and distributions upon the Company’s liquidation, dissolution or winding up, the Series A Preferred Stock shall rank (i) senior to the Company’s Common Stock and any other class or series of Preferred Stock that by its terms ranks junior to the Series A Preferred Stock, (ii) equally with the Company’s Series B Preferred Stock and any future series of Preferred Stock that does not by its terms rank junior or senior to the Series A Preferred Stock, and (iii) junior to all existing and future indebtedness and other liabilities and any class or series of Preferred Stock that expressly provides in the articles of amendment creating such Preferred Stock that such series ranks senior to the Series A Preferred Stock (subject to any requisite consents prior to issuance).

The Series A Preferred Stock shall not be convertible into, or exchangeable for, shares of any other class or series of the Company’s capital stock or other securities and shall not be subject to any sinking fund or other obligation to redeem or repurchase the Series A Preferred Stock. The Series A Preferred Stock shall not be secured, shall not be guaranteed by Company or any of Company’s affiliates and shall not be subject to any other arrangement that legally or economically enhances the ranking of the Series A Preferred Stock.

Dividends

Holders of the Series A Preferred Stock shall be entitled to receive, only when, as, and if declared by the Company’s Board (or a duly authorized committee of the Company’s Board), out of assets legally available under applicable law for payment, non-cumulative cash dividends based on the liquidation preference of $1,000 per share of Series A Preferred Stock, and no more, at a rate equal to 6.75% per annum (equivalent to $1.6875 per depositary share per annum), for each quarterly

Series A Dividend Period occurring from, and including, the original issue date of the Series A Preferred Stock to, but excluding, April 1, 2023 (the “Series A Fixed Rate Period”), and thereafter, three-month LIBOR plus a spread of 398.5 basis points per annum, for each quarterly Series A Dividend Period beginning April 1, 2023 (the “Series A Floating Rate Period”). A “Series A Dividend Period” means the period from, and including, each Series A Dividend Payment Date (as defined below) to, but excluding, the next succeeding Series A Dividend Payment Date, except for the initial Series A Dividend Period, which will be the period from, and including, April 1, 2022 to, but excluding, the next succeeding Series A Dividend Payment Date.

When, as, and if declared by the Company’s Board (or a duly authorized committee of the Company’s Board), The Company shall pay cash dividends on the Series A Preferred Stock quarterly, in arrears, on January 1, April 1, July 1 and October 1 of each year (each such date, a “Series A Dividend Payment Date”). The Company shall pay cash dividends to the holders of record of shares of the Series A Preferred Stock as they appear on the Company’s stock register on the applicable record date, which shall be the fifteenth calendar day before that Series A Dividend Payment Date or such other record date fixed by the Company’s Board (or a duly authorized committee of the Board) that is not more than 60 nor less than 10 days prior to such Series A Dividend Payment Date.

If any Series A Dividend Payment Date on or prior to April 1, 2023, is a day that is not a Series A Business Day (as defined below), then the dividend with respect to that Series A Dividend Payment Date shall instead be paid on the immediately succeeding Series A Business Day, without interest or other payment in respect of such delayed payment. If any Series A Dividend Payment Date after April 1, 2023 is a day that is not a Series A Business Day, then the Series A Dividend Payment Date shall be the immediately succeeding Series A Business Day unless such day falls in the next calendar month, in which case the Series A Dividend Payment Date shall instead be the immediately preceding day that is a Series A Business Day, and dividends will accumulate to the Series A Dividend Payment Date as so adjusted. A “Series A Business Day” for the Series A Fixed Rate Period means any weekday in New York, New York that is not a day on which banking institutions in that city are authorized or required by law, regulation or executive order to be closed. A “Series A Business Day” for the Series A Floating Rate Period means any weekday in New York, New York that is not a day on which banking institutions in that city are authorized or required by law, regulation or executive order to be closed, and additionally, is a London Banking Day (as defined below).

The Company shall calculate dividends on the Series A Preferred Stock for the Series A Fixed Rate Period on the basis of a 360-day year of twelve 30-day months. The Company shall calculate dividends on the Series A Preferred Stock for the Series A Floating Rate Period on the basis of the actual number of days in a Series A Dividend Period and a 360-day year. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upward.

Dividends on the Series A Preferred Stock shall not be cumulative or mandatory. If the Company’s Board (or a duly authorized committee of the Company’s Board) does not declare a dividend on the Series A Preferred Stock for, or the Company’s Board authorizes and the Company declares less than a full dividend in respect of, any Series A Dividend Period, the holders shall have no right to receive any dividend or a full dividend, as the case may be, for the Series A Dividend Period, and the Company shall have no obligation to pay a dividend or to pay full dividends for that Series A Dividend Period at any time, whether or not dividends on the Series A Preferred Stock or any other series of the Company’s Preferred Stock or Common Stock are declared for any future Series A Dividend Period. Dividends on the Series A Preferred Stock shall accumulate from the issue date at the then-applicable dividend rate on the liquidation preference amount of $1,000 per share (equivalent to $25 per depositary share). If the Company issues additional shares of the Series A Preferred Stock, dividends on those additional shares shall accumulate from the issue date of those additional shares at the then-applicable dividend rate.

The dividend rate for each Series A Dividend Period in the Series A Floating Rate Period shall be determined by the calculation agent using three-month LIBOR as in effect on the second London Banking Day prior to the beginning of the Series A Dividend Period, which date is the “Series A Dividend Determination Date” for the relevant Series A Dividend Period. The calculation agent then shall add three-month LIBOR as determined on the Series A Dividend Determination Date and the applicable spread. Once the dividend rate for the Series A Preferred Stock is determined, the calculation agent shall deliver that information to the Company and the Company’s transfer agent. Absent manifest error, the calculation agent’s determination of the dividend rate for a Series A Dividend Period for the Series A Preferred Stock shall be final. A “London Banking Day” is any day on which commercial banks are open for dealings in deposits in U.S. dollars in the London interbank market. The term “three-month LIBOR” means, for each Series A Dividend Determination Date related to the Series A Floating Rate Period, the London interbank offered rate for deposits in U.S. dollars for a three-month period, as that rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) at approximately 11:00 a.m., London time, on the relevant Series A Dividend Determination Date.

If no offered rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) on the relevant Series A Dividend Determination Date at approximately 11:00 a.m., London time, then the calculation agent, in consultation with the Company, shall select four major banks in the London interbank market and shall request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time. If at least two quotations are provided, three-month LIBOR shall be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, the calculation agent in consultation with the Company shall select three major banks in New York City and shall request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the Series A Dividend Determination Date for loans in U.S. dollars to leading European banks for a three-month period for the applicable Series A Dividend Period in an amount of at least $1,000,000. If three quotations are provided, three-month LIBOR shall be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, three-month LIBOR for the next Series A Dividend Period shall be equal to three-month LIBOR in effect for the then-current Series A Dividend Period or, in the case of the first Series A Dividend Period in the Series A Floating Rate Period, the most recent rate on which three-month LIBOR could have been determined in accordance with the first sentence of this paragraph had the dividend rate been a floating rate during the Series A Fixed Rate Period. Notwithstanding the foregoing, in the event that three-month LIBOR as determined in accordance with this definition is less than zero, three-month LIBOR for such interest period shall be deemed to be zero.

Notwithstanding the foregoing, if the calculation agent determines on the relevant Series A Dividend Determination Date that the LIBOR base rate has been discontinued, then the calculation agent shall use a substitute or successor base rate that it has determined in its sole discretion is the most comparable LIBOR base rate, provided that if the calculation agent determines there is an industry-accepted substitute or successor base rate, then the calculation agent shall use such substitute or successor base rate. If the calculation agent has determined a substitute or successor base rate in accordance with the foregoing, the calculation agent in its sole discretion may determine what business day convention to use, the definition of Series A Business Day, the Series A Dividend Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

Priority Regarding Dividends

During a Series A Dividend Period, so long as any share of Series A Preferred Stock remains outstanding,

1.no dividend shall be declared and paid or set aside for payment and no distribution shall be declared and made or set aside for payment on any Series A Junior Stock (as defined below) (other than a dividend payable solely in shares of Series A Junior Stock or any dividend in connection with the implementation of a shareholder rights plan or the redemption or repurchase of any rights under such a plan, including with respect to any successor shareholder rights plan);

2.no shares of Series A Junior Stock shall be repurchased, redeemed, or otherwise acquired for consideration by the Company, directly or indirectly (other than as a result of a reclassification of Series A Junior Stock for or into other Series A Junior Stock, or the exchange for or conversion into Series A Junior Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Series A Junior Stock or pursuant to a contractually binding requirement to buy Series A Junior Stock pursuant to a binding stock repurchase plan existing prior to the most recently completed Series A Dividend Period), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Company; and

3.no shares of Series A Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Company (other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such Series A Parity Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Series A Parity Stock or Series A Junior Stock, as a result of a reclassification of Series A Parity Stock for or into other Series A Parity Stock, or by conversion into or exchange for other Series A Parity Stock or Series A Junior Stock), unless, in each case of clauses (1), (2) and (3) above, the full dividends for the most recently completed Series A Dividend Period on all outstanding shares of the Series A Preferred Stock have been declared and paid in full or declared and a sum sufficient for the payment of those dividends has been set aside. The foregoing limitations shall not apply to purchases or acquisitions of the Company’s Series A Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any of the Company’s employment, severance, or consulting agreements) of the Company or of any of its subsidiaries.

Except as provided below, for so long as any share of Series A Preferred Stock remains outstanding, the Company shall not declare, pay, or set aside for payment full dividends on any Series A Parity Stock unless the Company has paid in full, or set aside payment in full, in respect of all accumulated dividends for all Series A Dividend Periods for outstanding shares of Preferred Stock. To the extent that the Company declares dividends on the Series A Preferred Stock and on any Series A Parity Stock but cannot make full payment of such declared dividends, the Company shall allocate the dividend payments on a pro rata basis among the holders of the shares of Series A Preferred Stock and the holders of any Series A Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Company shall allocate dividend payments based on the ratio between the then current and unpaid dividend payments due on the shares of Series A Preferred Stock and (1) in the case of cumulative Series A Parity Stock, the aggregate of the accumulated and unpaid dividends due on any such Series A Parity Stock, and (2) in the case of non-cumulative Series A Parity Stock, the aggregate of the declared but unpaid dividends due on any such Series A Parity Stock. No interest shall be payable in respect of any dividend payment on Series A Preferred Stock that may be in arrears.

As used herein, “Series A Junior Stock” means the Company’s Common Stock and any other class or series of the Company’s capital stock over which the Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on the Company’s liquidation, dissolution or winding up, and “Series A Parity Stock” means any other class or series of the Company’s capital stock that ranks equally with the Series A Preferred Stock in the payment of dividends and in the distribution of assets on the Company’s liquidation, dissolution or winding up, which shall include the Series B Preferred Stock.

Subject to the conditions described above, and not otherwise, dividends (payable in cash, stock, or otherwise), as may be determined by the Company’s Board (or a duly authorized committee of the Company’s Board), may be declared and paid on the Company’s Common Stock and any Series A Junior Stock from time to time out of any funds legally available for such payment, and the holders of the Series A Preferred Stock shall not be entitled to participate in those dividends.

Liquidation Rights

Upon the Company’s voluntary or involuntary liquidation, dissolution or winding up, the holders of the outstanding shares of Series A Preferred Stock shall be entitled to be paid out of the Company’s assets legally available for distribution to the Company’s shareholders, before any distribution of assets is made to holders of Common Stock or any other Series A Junior Stock, a liquidating distribution in the amount of a liquidation preference of $1,000 per share (equivalent to $25 per depositary share), plus the sum of any declared and unpaid dividends for prior Series A Dividend Periods prior to the Series A Dividend Period in which the liquidation distribution is made and any declared and unpaid dividends for the then current Series A Dividend Period in which the liquidation distribution is made to the date of such liquidation distribution. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock shall have no right or claim to any of the Company’s remaining assets.

In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of Series A Parity Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, then the holders of the Series A Preferred Stock and such Series A Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they respectively would be entitled.

The merger or consolidation of the Company with one or more other entities or the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (for cash, securities or other consideration) shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up. If the Company enters into any merger or consolidation transaction with or into any other entity and the Company is not the surviving entity in such transaction, the Series A Preferred Stock may be converted into shares of the surviving or successor corporation or the direct or indirect parent of the surviving or successor corporation having terms identical to the terms of the Series A Preferred Stock.

Because the Company is a holding company, the Company’s rights and the rights of the Company’s creditors and shareholders, including the holders of the Series A Preferred Stock, to participate in the distribution of assets of any of the Company’s subsidiaries upon that subsidiary’s voluntary or involuntary liquidation, dissolution or winding up will be subject to the prior claims of that subsidiary’s creditors, except to the extent that the Company is a creditor with recognized claims against that subsidiary.

Conversion Rights

The Series A Preferred Stock shall not be convertible into or exchangeable for any other of the Company’s property, interests or securities.

Redemption

The Series A Preferred Stock shall not be subject to any mandatory redemption, sinking fund or other similar provision.

Neither the holders of Series A Preferred Stock nor the holders of the related depositary shares shall have the right to require the redemption or repurchase of the Series A Preferred Stock. In addition, under the Federal Reserve risk-based capital rules applicable to bank holding companies, any redemption of the Series A Preferred Stock shall be subject to prior approval of the Federal Reserve.

Optional Redemption

The Company may redeem the Series A Preferred Stock, in whole or in part, at its option, on any Series A Dividend Payment Date on or after April 1, 2023, with not less than 30 days’ and not more than 60 days’ notice (“Series A Optional Redemption”), subject to the approval of the appropriate federal banking agency, at the redemption price provided below. Dividends will not accumulate on those shares of Series A Preferred Stock on and after the redemption date.

Redemption Following a Regulatory Capital Event

The Company may redeem the Series A Preferred Stock, in whole but not in part, at its option, for cash, at any time within 90 days following a Regulatory Capital Treatment Event, subject to the approval of the appropriate federal banking agency, at the redemption price provided below (“Regulatory Event Redemption”). A “Regulatory Capital Treatment Event” means a good faith determination by the Company that, as a result of any:

1.amendment to, clarification of, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Series A Preferred Stock;

2.proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of the Series A Preferred Stock; or

3.official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of the Series A Preferred Stock;

there is more than an insubstantial risk that the Company will not be entitled to treat the full liquidation value of the Series A Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy laws or regulations of the Federal Reserve Board (or, as and if applicable, the capital adequacy laws or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Series A Preferred Stock is outstanding. Dividends will not accumulate on the shares of Series A Preferred Stock on and after the redemption date.

Redemption Price

The redemption price for any redemption of Series A Preferred Stock, whether a Series A Optional Redemption or Regulatory Event Redemption, shall be equal to $1,000 per share of Series A Preferred Stock (equivalent to $25 per depositary share), plus any declared and unpaid dividends (without regard to any undeclared dividends) to, but excluding, the date of redemption.

Redemption Procedures

If the Company elects to redeem any shares of Series A Preferred Stock, the Company shall provide notice to the holders of record of the shares of Series A Preferred Stock to be redeemed, not less than 30 days and not more than 60 days before the date fixed for redemption thereof (provided, however, that if the shares of Series A Preferred Stock or the depositary shares representing the shares of Series A Preferred Stock are held in book-entry form through DTC, the Company may give this notice in any manner permitted by DTC). Any notice given as provided in this paragraph shall be conclusively presumed to have been duly given, whether or not the holder receives this notice, and any defect in this notice or in the provision of this notice, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the redemption of any other shares of Series A Preferred Stock. Each notice of redemption shall state:

1.the redemption date;

2.the redemption price;

3.if fewer than all shares of Series A Preferred Stock are to be redeemed, the number of shares of Series A Preferred Stock to be redeemed; and

4.the manner in which holders of Series A Preferred Stock called for redemption may obtain payment of the redemption price in respect to those shares.

If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then from and after the redemption date such shares of Series A Preferred Stock shall no longer be deemed outstanding, all dividends with respect to such shares of Series A Preferred Stock shall cease to accumulate from the redemption date and all rights of the holders of such shares shall terminate, except the right to receive the redemption price, without interest.

In the case of any redemption of only part of the Series A Preferred Stock at the time outstanding, the shares of Series A Preferred Stock to be redeemed shall be selected either pro rata or by lot or in such other manner as the Company’s Board (or a duly authorized committee of the Company’s Board) determines to be fair and equitable and permitted by the rules of any stock exchange on which the Series A Preferred Stock is listed. The Board (or a duly authorized committee of the Board) shall have the full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock may be redeemed from time to time.

Voting Rights

Registered owners of Series A Preferred Stock shall not have any voting rights, except as set forth below or as otherwise required by applicable law. To the extent that owners of Series A Preferred Stock are entitled to vote, each holder of Series A Preferred Stock shall have one vote per share.

Whenever dividends payable on the Series A Preferred Stock or any other class or series of Preferred Stock ranking equally with the Series A Preferred Stock, which shall include the Series B Preferred Stock, as to payment of dividends, and upon which voting rights equivalent to those described in this paragraph have been conferred and are exercisable, have not been declared and paid in an aggregate amount equal to, as to any class or series, the equivalent of at least six quarterly Series A Dividend Periods, whether or not for consecutive Series A Dividend Periods (a “Series A Nonpayment”), the holders of outstanding shares of the Series A Preferred Stock voting as a class with holders of shares of any other series of the Company’s Preferred Stock ranking equally with the Series A Preferred Stock, which shall include the Series B Preferred Stock, as to payment of dividends, and upon which like voting rights have been conferred and are exercisable (“Series A Voting Parity Stock”), shall be entitled to vote for the election of two additional directors of the Company’s Board on the terms set forth below (and to fill any vacancies in the terms of such directorships) (the “Preferred Stock Directors”). Holders of all series of Series A Voting Parity Stock shall vote as a single class. In the event that the holders of the shares of the Series A Preferred Stock are entitled to vote as described in this paragraph, the number of members of the Company’s Board at the time shall be increased by two directors, and the holders of the Series A Preferred Stock shall have the right, as members of that class, as outlined above, to elect two directors at a special meeting called at the request of the holders of record of at least 20% of the aggregate voting power of the Series A Preferred Stock or any other series of Series A Voting Parity Stock (unless such request is received less than 90 days before the date fixed for the Company’s next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of the shareholders), provided that the election of any Preferred Stock Directors shall not cause the Company to violate the corporate governance requirements of the NYSE (or any other exchange on which the Company’s securities may at such time be listed) that listed companies must have a majority of independent directors, and provided further that at no time shall the Company’s Board include more than two Preferred Stock Directors.

When the Company has paid full dividends on the Series A Preferred Stock for the equivalent of at least four Series A Dividend Periods following a Series A Nonpayment, the voting rights described above shall terminate, except as expressly provided by law. The voting rights described above are subject to re-vesting upon each and every subsequent Series A Nonpayment.

Upon termination of the right of the holders of the Series A Preferred Stock and Series A Voting Parity Stock to vote for Preferred Stock Directors as described above, the term of office of all Preferred Stock Directors then in office elected by only those holders shall terminate immediately. Whenever the term of office of the Preferred Stock Directors ends and the related voting rights have expired, the number of directors automatically shall be decreased to the number of directors as otherwise would prevail. Any Preferred Stock Director may be removed at any time by the holders of record of a majority of the outstanding shares of the Series A Preferred Stock (together with holders of any Series A Voting Parity Stock) when they have the voting rights described above.

Under regulations adopted by the Federal Reserve, if the holders of any series of preferred stock are or become entitled to vote for the election of directors, such series shall be deemed a class of voting securities and a holder of 25% or more of the series, or less if it otherwise exercises a “controlling influence” over the Company, will be subject to regulation as a bank holding company under the Bank Holding Company Act of 1956 (the “BHC Act”). In addition, at the time the series is deemed a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve to acquire or retain 5% or more of that series. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that series.

So long as any shares of Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of holders of at least 66 2/3% in voting power of the Series A Preferred Stock and any Series A Voting Parity Stock, voting together as a class, authorize, create or issue any capital stock ranking senior to the Series A Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. So long as any shares of the Series A Preferred Stock remain outstanding, the Company will not, without the affirmative vote of the holders of at least 66 2/3% in voting power of the Series A Preferred Stock, amend, alter or repeal any provision of the applicable Articles of Amendment or the Company’s Articles, including by merger, consolidation or otherwise, so as to affect the powers, preferences or special rights of the Series A Preferred Stock.

Notwithstanding the foregoing, none of the following shall be deemed to affect the powers, preferences or special rights of the Series A Preferred Stock:

1.any increase in the amount of authorized Common Stock or authorized Preferred Stock, or any increase or decrease in the number of shares of any series of Preferred Stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on parity with or junior to the Series A Preferred Stock as to dividends or distribution of assets upon the Company’s liquidation, dissolution or winding up;

2.a merger or consolidation of the Company with or into another entity in which the shares of the Series A Preferred Stock remain outstanding; and

3.a merger or consolidation of the Company with or into another entity in which the shares of the Series A Preferred Stock are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have powers, preferences and special rights that are not materially less favorable than the Series A Preferred Stock.

The foregoing voting rights of the holders of Series A Preferred Stock shall not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and the Company shall have set aside sufficient funds for the benefit of holders of Series A Preferred Stock to effect the redemption.

Depositary, Transfer Agent and Registrar

Computershare Trust Company, N.A. and Computershare Inc. jointly serve as the depositary, transfer agent and registrar for the Series A Preferred Stock.

Calculation Agent

The Company shall appoint a calculation agent for the Series A Preferred Stock prior to the commencement of the Series A Floating Rate Period. The Company may appoint itself or an affiliate as the calculation agent.

Series B Preferred Stock

Ranking

With respect to the payment of dividends and distributions upon the Company’s liquidation, dissolution or winding up, the Series B Preferred Stock shall rank (i) senior to the Company’s Common Stock and any other class or series of Preferred Stock that by its terms ranks junior to the Series B Preferred Stock, (ii) equally with the Company’s Series A Preferred Stock and any future series of Preferred Stock that does not, by its terms, rank junior or senior to the Series B Preferred Stock, and (iii) junior to all existing and future indebtedness and other liabilities and any class or series of Preferred Stock that expressly provides in the articles of amendment creating such Preferred Stock that such series ranks senior to the Series B Preferred Stock (subject to any requisite consents prior to issuance).

The Series B Preferred Stock shall not be convertible into, or exchangeable for, shares of any other class or series of the Company’s capital stock or other securities and shall not be subject to any sinking fund or other obligation to redeem or repurchase the Series B Preferred Stock. The Series B Preferred Stock shall not be secured, shall not be guaranteed by the Company or any of Company’s affiliates and shall not be subject to any other arrangement that legally or economically enhances the ranking of the Series B Preferred Stock.

Dividends

Holders of the Series B Preferred Stock shall be entitled to receive, only when, as, and if declared by the Company’s Board (or a duly authorized committee of the Company’s Board), out of assets legally available under applicable law for payment, non-cumulative cash dividends based on the liquidation preference of $1,000 per share of Series B Preferred Stock, and no more, at a rate equal to 6.375% per annum (equivalent to $1.59375 per depositary share per annum), for each quarterly Series B Dividend Period occurring from, and including, the original issue date of the Series B Preferred Stock to, but excluding, July 1, 2026 (the “Series B Fixed Rate Period”), and thereafter, three-month LIBOR plus a spread of 408.8 basis points per annum, subject to potential adjustment as provided in clause (iii) of the definition of three-month LIBOR, for each quarterly Series B Dividend Period beginning July 1, 2026 (the “Series B Floating Rate Period”). A “Series B Dividend Period” means the period from, and including, each Series B Dividend Payment Date (as defined below) to, but excluding, the next succeeding Series B Dividend Payment Date, except for the initial Series B Dividend Period, which shall be the period from, and including, April 1, 2022 to, but excluding, the next succeeding Series B Dividend Payment Date.

When, as, and if declared by the Company’s Board (or a duly authorized committee of the Company’s Board), the Company shall pay cash dividends on the Series B Preferred Stock quarterly, in arrears, on January 1, April 1, July 1 and October 1 of each year (each such date, a “Series B Dividend Payment Date”). The Company shall pay cash dividends to the holders of record of shares of the Series B Preferred Stock as they appear on the Company’s stock register on the applicable record date, which will be the fifteenth calendar day before that Series B Dividend Payment Date or such other record date fixed by the Company’s Board (or a duly authorized committee of the Company’s Board) that is not more than 60 nor less than 10 days prior to such Series B Dividend Payment Date.

If any Series B Dividend Payment Date on or prior to July 1, 2026, is a day that is not a Series B Business Day (as defined below), then the dividend with respect to that Series B Dividend Payment Date shall instead be paid on the immediately succeeding Series B Business Day, without interest or other payment in respect of such delayed payment. If any Series B Dividend Payment Date after July 1, 2026 is a day that is not a Series B Business Day, then the Series B Dividend Payment Date shall be the immediately succeeding Series B Business Day unless such day falls in the next calendar month, in which case the Series B Dividend Payment Date shall instead be the immediately preceding day that is a Series B Business Day, and dividends will accumulate to the Series B Dividend Payment Date as so adjusted. A “Series B Business Day” for the Series B Fixed Rate Period means any weekday in New York, New York that is not a day on which banking institutions in that city are authorized or required by law, regulation or executive order to be closed. A “Series B Business Day” for the Series B Floating Rate Period means any weekday in New York, New York that is not a day on which banking institutions in that city are authorized or required by law, regulation or executive order to be closed, and additionally, is a London Banking Day (as defined below).

The Company shall calculate dividends on the Series B Preferred Stock for the Series B Fixed Rate Period on the basis of a 360-day year of twelve 30-day months. The Company shall calculate dividends on the Series B Preferred Stock for the Series B Floating Rate Period on the basis of the actual number of days in a Series B Dividend Period and a 360-day year. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series B Preferred Stock shall not be cumulative or mandatory. If the Company’s Board (or a duly authorized committee of the Company’s Board) does not declare a dividend on the Series B Preferred Stock for, or the Company’s Board authorizes and the Company declares less than a full dividend in respect of, any Series B Dividend Period, the holders shall have no right to receive any dividend or a full dividend, as the case may be, for the Series B Dividend Period, and the Company shall have no obligation to pay a dividend or to pay full dividends for that Series B Dividend Period at any time, whether or not dividends on the Series B Preferred Stock or any other series of Company’s Preferred Stock or Common Stock are declared for any future Series B Dividend Period.

Dividends on the Series B Preferred Stock shall accumulate from the issue date at the then-applicable dividend rate on the liquidation preference amount of $1,000 per share (equivalent to $25 per depositary share). If the Company issues additional shares of the Series B Preferred Stock, dividends on those additional shares shall accumulate from the issue date of those additional shares at the then-applicable dividend rate. The dividend rate for each Series B Dividend Period in the Series B Floating Rate Period shall be determined by the calculation agent using three-month LIBOR as in effect on the second London Banking Day prior to the beginning of the Series B Dividend Period, which date is the “Series B Dividend Determination Date” for the relevant Series B Dividend Period. The calculation agent then shall add three-month LIBOR as determined on the Series B Dividend Determination Date and the applicable spread. Once the dividend rate for the Series B Preferred Stock is determined, the calculation agent shall deliver that information to the Company and the Company’s transfer agent. Absent manifest error, the determination by the calculation agent or, for the avoidance of doubt, by the IFA in clause (iii) below, of the dividend rate for a Series B Dividend Period for the Series B Preferred Stock shall be final. A “London Banking Day” is any day on which commercial banks are open for dealings in deposits in U.S. dollars in the London interbank market.

The term “three-month LIBOR” means, for each Series B Dividend Determination Date related to the Series B Floating Rate Period, the rate determined by the calculation agent as follows:

(i)    The London interbank offered rate for deposits in U.S. dollars for a three-month period, as that rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) at approximately 11:00 a.m., London time, on the relevant Series B Dividend Determination Date.

(ii)    If no offered rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) on the relevant Series B Dividend Determination Date at approximately 11:00 a.m., London time, then the calculation agent, in consultation with the Company, shall select four major banks in the London interbank market and shall request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time. If at least two quotations are provided, three-month LIBOR shall be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, the calculation agent in consultation with the Company shall select three major banks in New York City and shall request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the Series B Dividend Determination Date for loans in U.S. dollars to leading European banks for a three-month period for the applicable Series B Dividend Period in an amount of at least $1,000,000. If three quotations are provided, three-month LIBOR shall be the arithmetic average of the quotations provided. Otherwise, if a LIBOR Event (as defined below) has not occurred, three-month LIBOR for the next Series B Dividend Period shall be equal to three-month LIBOR in effect for the then current Series B Dividend Period or, in the case of the first Series B Dividend Period in the Series B Floating Rate Period, the most recent rate on which three-month LIBOR could have been determined in accordance with the first sentence of this paragraph had the dividend rate been a floating rate during the Series B Fixed Rate Period.

(iii)    Notwithstanding clauses (i) and (ii) above, if the Company, in its sole discretion, determines on the relevant Series B Dividend Determination Date that the three-month LIBOR has been permanently discontinued or is no longer viewed as an acceptable benchmark for securities like the Series B Preferred Stock, and the Company has notified the calculation agent (if it is not the Company) of such determination (a “LIBOR Event”), then the calculation agent shall use, as directed by the Company, as a substitute or successor base rate (the “Alternative Rate”) for each future Series B Dividend Determination Date the alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for the three-month LIBOR. As part of such substitution, the calculation agent shall, as directed by the Company, make such adjustment to the Alternative Rate or the spread thereon, as well as the business day convention, the Series B Dividend Determination Date and related provisions and definitions (“Adjustments”), in each case that are consistent with market practice for the use of such Alternative Rate. Notwithstanding the foregoing, if the Company determines that there is no alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for three-month LIBOR, the Company may, in its sole discretion, appoint an independent financial advisor (“IFA”) to determine an appropriate Alternative Rate and any Adjustments, and the decision of the IFA shall be binding on the Company, the calculation agent and the holders of the Series B Preferred Stock. If on any Series B Dividend Determination Date during the Series B Floating Rate Period (which may be the first Series B Dividend Determination Date of the Series B Floating Rate Period) a LIBOR Event has occurred prior to such Series B Dividend Determination Date and for any reason an Alternative Rate has not been determined or there is no such market practice for the use of such Alternative Rate (and, in each case, an IFA has not determined an appropriate Alternative Rate and Adjustments or an IFA has not been appointed) as of such Series B Dividend Determination Date, then commencing on such Series B Dividend Determination Date the dividend rate, business day convention and manner of calculating dividends applicable during the Series B Fixed Rate Period shall be in effect for the applicable Series B Dividend Period and shall remain in effect during the remainder of the Series B Floating Rate Period.

Priority Regarding Dividends

During a Series B Dividend Period, so long as any share of Series B Preferred Stock remains outstanding,

1.no dividend shall be declared and paid or set aside for payment and no distribution shall be declared and made or set aside for payment on any Series B Junior Stock (as defined below) (other than a dividend payable solely in shares of Series B Junior Stock or any dividend in connection with the implementation of a shareholder rights plan or the redemption or repurchase of any rights under such a plan, including with respect to any successor shareholder rights plan);

2.no shares of Series B Junior Stock shall be repurchased, redeemed, or otherwise acquired for consideration by the Company, directly or indirectly (other than as a result of a reclassification of Series B Junior Stock for or into other Series B Junior Stock, or the exchange for or conversion into Series B Junior Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Series B Junior Stock or pursuant to a contractually binding requirement to buy Series B Junior Stock pursuant to a binding stock repurchase plan existing prior to the most recently completed Series B Dividend Period), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Company; and

3.no shares of Series B Parity Stock (as defined below) shall be repurchased, redeemed or otherwise acquired for consideration by the Company (other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series B Preferred Stock and such Series B Parity Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Series B Parity Stock or Series B Junior Stock, as a result of a reclassification of Series B Parity Stock for or into other Series B Parity Stock, or by conversion into or exchange for other Series B Parity Stock or Series B Junior Stock), unless, in each case of clauses (1), (2) and (3) above, the full dividends for the most recently completed Series B Dividend Period on all outstanding shares of the Series B Preferred Stock have been declared and paid in full or declared and a sum sufficient for the payment of those dividends has been set aside. The foregoing limitations will not apply to purchases or acquisitions of the Company’s Series B Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any of the Company’s employment, severance, or consulting agreements) of the Company or of any of its subsidiaries.

Except as provided below, for so long as any share of Series B Preferred Stock remains outstanding, the Company shall not declare, pay, or set aside for payment full dividends on any Series B Parity Stock unless the Company has paid in full, or set aside payment in full, in respect of all accumulated dividends for all Series B Dividend Periods for outstanding shares of Preferred Stock. To the extent that the Company declares dividends on the Series B Preferred Stock and on any Series B Parity Stock but cannot make full payment of such declared dividends, the Company shall allocate the dividend payments on a pro rata basis among the holders of the shares of Series B Preferred Stock and the holders of any Series B Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Company shall allocate dividend payments based on the ratio between the then current and unpaid dividend payments due on the shares of Series B Preferred Stock and (1) in the case of cumulative Series B Parity Stock, the aggregate of the accumulated and unpaid dividends due on any such Series B Parity Stock, and (2) in the case of non-cumulative Series B Parity Stock, the aggregate of the declared but unpaid dividends due on any such Series B Parity Stock. No interest shall be payable in respect of any dividend payment on Series B Preferred Stock that may be in arrears.

As used herein, “Series B Junior Stock” means the Company’s Common Stock and any other class or series of the Company’s capital stock over which the Series B Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on the Company’s liquidation, dissolution or winding up, and “Series B Parity Stock” means any other class or series of the Company’s capital stock that ranks equally with the Series B Preferred Stock in the payment of dividends and in the distribution of assets on the Company’s liquidation, dissolution or winding up, which will include the Series A Preferred Stock.

Subject to the conditions described above, and not otherwise, dividends (payable in cash, stock, or otherwise), as may be determined by the Company’s Board (or a duly authorized committee of the Company’s Board), may be declared and paid on the Company’s Common Stock and any Series B Junior Stock from time to time out of any funds legally available for such payment, and the holders of the Series B Preferred Stock shall not be entitled to participate in those dividends.

Liquidation Rights

Upon the Company’s voluntary or involuntary liquidation, dissolution or winding up, the holders of the outstanding shares of Series B Preferred Stock shall be entitled to be paid out of the Company’s assets legally available for distribution to the Company’s shareholders, before any distribution of assets is made to holders of Common Stock or any other Series B Junior Stock, a liquidating distribution in the amount of a liquidation preference of $1,000 per share (equivalent to $25 per depositary share), plus the sum of any declared and unpaid dividends for prior Series B Dividend Periods prior to the Series B Dividend Period in which the liquidation distribution is made and any declared and unpaid dividends for the then current Series B Dividend Period in which the liquidation distribution is made to the date of such liquidation distribution. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Stock shall have no right or claim to any of the Company’s remaining assets.

In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock and the corresponding amounts payable on all shares of Series B Parity Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, then the holders of the Series B Preferred Stock and such Series B

Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they respectively would be entitled.

The merger or consolidation of the Company with one or more other entities or the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (for cash, securities or other consideration) shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up. If the Company enters into any merger or consolidation transaction with or into any other entity and the Company is not the surviving entity in such transaction, the Series B Preferred Stock may be converted into shares of the surviving or successor corporation or the direct or indirect parent of the surviving or successor corporation having terms identical to the terms of the Series B Preferred Stock.

Because the Company is a holding company, the Company’s rights and the rights of the Company’s creditors and shareholders, including the holders of the Series B Preferred Stock, to participate in the distribution of assets of any of the Company’s subsidiaries upon that subsidiary’s voluntary or involuntary liquidation, dissolution or winding up will be subject to the prior claims of that subsidiary’s creditors, except to the extent that the Company is a creditor with recognized claims against that subsidiary.

Conversion Rights

The Series B Preferred Stock shall not be convertible into or exchangeable for any other of the Company’s property, interests or securities.

Redemption

The Series B Preferred Stock shall not be subject to any mandatory redemption, sinking fund or other similar provision.

Neither the holders of Series B Preferred Stock nor the holders of the related depositary shares shall have the right to require the redemption or repurchase of the Series B Preferred Stock. In addition, under the Federal Reserve risk-based capital rules applicable to bank holding companies, any redemption of the Series B Preferred Stock shall be subject to prior approval of the Federal Reserve.

Optional Redemption

The Company may redeem the Series B Preferred Stock, in whole or in part, at its option, on any Series B Dividend Payment Date on or after July 1, 2024, with not less than 30 days’ and not more than 60 days’ notice (“Series B Optional Redemption”), subject to the approval of the appropriate federal banking agency, at the redemption price provided below. Dividends shall not accumulate on those shares of Series B Preferred Stock on and after the redemption date.

Redemption Following a Regulatory Capital Event

The Company may redeem the Series B Preferred Stock, in whole but not in part, at its option, for cash, at any time within 90 days following a Regulatory Capital Treatment Event, subject to the approval of the appropriate federal banking agency, at the redemption price provided below (“Regulatory Event Redemption”). A “Regulatory Capital Treatment Event” means a good faith determination by the Company that, as a result of any:

1.amendment to, clarification of, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Series B Preferred Stock;

2.proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of the Series B Preferred Stock; or

3.official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of the Series B Preferred Stock;

there is more than an insubstantial risk that the Company shall not be entitled to treat the full liquidation value of the Series B Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy laws or regulations of the Federal Reserve Board (or, as and if applicable, the capital adequacy laws or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Series B Preferred Stock is outstanding. Dividends will not accumulate on the shares of Series B Preferred Stock on and after the redemption date.

Redemption Price

The redemption price for any redemption of Series B Preferred Stock, whether a Series B Optional Redemption or Regulatory Event Redemption, shall be equal to $1,000 per share of Series B Preferred Stock (equivalent to $25 per depositary share), plus any declared and unpaid dividends (without regard to any undeclared dividends) to, but excluding, the date of redemption.

Redemption Procedures

If the Company elects to redeem any shares of Series B Preferred Stock, the Company shall provide notice to the holders of record of the shares of Series B Preferred Stock to be redeemed, not less than 30 days and not more than 60 days before the date fixed for redemption thereof (provided, however, that if the shares of Series B Preferred Stock or the depositary shares representing the shares of Series B Preferred Stock are held in book-entry form through DTC, the Company may give this notice in any manner permitted by DTC). Any notice given as provided in this paragraph shall be conclusively presumed to have been duly given, whether or not the holder receives this notice, and any defect in this notice or in the provision of this notice, to any holder of shares of Series B Preferred Stock designated for redemption shall not affect the redemption of any other shares of Series B Preferred Stock. Each notice of redemption shall state:

1.the redemption date;

2.the redemption price;

3.if fewer than all shares of Series B Preferred Stock are to be redeemed, the number of shares of Series B Preferred Stock to be redeemed; and

4.the manner in which holders of Series B Preferred Stock called for redemption may obtain payment of the redemption price in respect to those shares.

If notice of redemption of any shares of Series B Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any shares of Series B Preferred Stock so called for redemption, then from and after the redemption date such shares of Series B Preferred Stock shall no longer be deemed outstanding, all dividends with respect to such shares of Series B Preferred Stock shall cease to accumulate from the redemption date and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.

In the case of any redemption of only part of the Series B Preferred Stock at the time outstanding, the shares of Series B Preferred Stock to be redeemed shall be selected either pro rata or by lot or in such other manner as the Company’s Board (or a duly authorized committee of the Company’s Board) determines to be fair and equitable and permitted by the rules of any stock exchange on which the Series B Preferred Stock is listed. The Company’s Board (or a duly authorized committee of the Company’s Board) shall have the full power and authority to prescribe the terms and conditions upon which shares of Series B Preferred Stock may be redeemed from time to time.

Voting Rights

Registered owners of Series B Preferred Stock shall not have any voting rights, except as set forth below or as otherwise required by applicable law. To the extent that owners of Series B Preferred Stock are entitled to vote, each holder of Series B Preferred Stock will have one vote per share.

Whenever dividends payable on the Series B Preferred Stock or any other class or series of Preferred Stock ranking equally with the Series B Preferred Stock, which shall include the Series A Preferred Stock, as to payment of dividends, and upon which voting rights equivalent to those described in this paragraph have been conferred and are exercisable, have not been declared and paid in an aggregate amount equal to, as to any class or series, the equivalent of at least six quarterly Series B Dividend Periods, whether or not for consecutive Series B Dividend Periods (a “Series B Nonpayment”), the holders of outstanding shares of the Series B Preferred Stock voting as a class with holders of shares of any other series of the Company’s Preferred Stock ranking equally with the Series B Preferred Stock, which shall include the Series A Preferred Stock, as to payment of dividends, and upon which like voting rights have been conferred and are exercisable (“Series B Voting Parity Stock”), shall be entitled to vote for the election of two additional directors of the Company’s Board on the terms set forth below (and to fill any vacancies in the terms of such directorships) (the “Preferred Stock Directors”). Holders of all series of Series B Voting Parity Stock shall vote as a single class. In the event that the holders of the shares of the Series B Preferred Stock are entitled to vote as described in this paragraph, the number of members of the Company’s Board at the time will be increased by two directors, and the holders of the Series B Preferred Stock shall have the right, as members of that class, as outlined above, to elect two directors at a special meeting called at the request of the holders of record of at least 20% of the aggregate voting power of the Series B Preferred Stock or any other series of Series B Voting Parity Stock (unless such request is received less than 90 days before the date fixed for the Company’s next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of the shareholders), provided that the election of any Preferred Stock Directors shall not cause the Company to violate the corporate governance requirements of the NYSE (or any other exchange on which the Company’s securities may at such time be listed) that listed companies must have a majority of independent directors, and provided further that at no time shall the Company’s Board include more than two Preferred Stock Directors.

When the Company has paid full dividends on the Series B Preferred Stock for the equivalent of at least four Series B Dividend Periods following a Series B Nonpayment, the voting rights described above shall terminate, except as expressly provided by law. The voting rights described above are subject to re-vesting upon each and every subsequent Series B Nonpayment. Upon termination of the right of the holders of the Series B Preferred Stock and Series B Voting Parity Stock to vote for Preferred Stock Directors as described above, the term of office of all Preferred Stock Directors then in office elected by only those holders shall terminate immediately. Whenever the term of office of the Preferred Stock Directors ends and the related voting rights have expired, the number of directors automatically will be decreased to the number of directors as otherwise would prevail. Any Preferred Stock Director may be removed at any time by the holders of record of a majority of the outstanding shares of the Series B Preferred Stock (together with holders of any Series B Voting Parity Stock) when they have the voting rights described above.

Under regulations adopted by the Federal Reserve, if the holders of any series of Preferred Stock are or become entitled to vote for the election of directors, such series will be deemed a class of voting securities and a holder of 25% or more of the series, or less if it otherwise exercises a “controlling influence” over the Company, will be subject to regulation as a bank holding company under the BHC Act. In addition, at the time the series is deemed a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve to acquire or retain 5% or more of that series. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that series.

So long as any shares of Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of holders of at least 66 2/3% in voting power of the Series B Preferred Stock and any Series B Voting Parity Stock, voting together as a class, authorize, create or issue any capital stock ranking senior to the Series B Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. So long as any shares of the Series B Preferred Stock remain outstanding, the Company shall not, without the affirmative vote of the holders of at least 66 2/3% in voting power of the Series B Preferred Stock, amend, alter or repeal any provision of the applicable Articles of Amendment or the Company’s Articles, including by merger, consolidation or otherwise, so as to affect the powers, preferences or special rights of the Series B Preferred Stock.

Notwithstanding the foregoing, none of the following shall be deemed to affect the powers, preferences or special rights of the Series B Preferred Stock:

1.any increase in the amount of authorized Common Stock or authorized Preferred Stock, or any increase or decrease in the number of shares of any series of Preferred Stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on parity with or junior to the Series B Preferred Stock as to dividends or distribution of assets upon the Company’s liquidation, dissolution or winding up;

2.a merger or consolidation of the Company with or into another entity in which the shares of the Series B Preferred Stock remain outstanding; and

3.a merger or consolidation of the Company with or into another entity in which the shares of the Series B Preferred Stock are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have powers, preferences and special rights that are not materially less favorable than the Series B Preferred Stock.

The foregoing voting rights of the holders of Series B Preferred Stock shall not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and the Company shall have set aside sufficient funds for the benefit of holders of Series B Preferred Stock to effect the redemption.

Information Rights

During any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series B Preferred Stock are outstanding, the Company will use commercially reasonable efforts to provide any requesting beneficial owner a copy of the Company’s most recently filed “Consolidated Financial Statements for Holding Companies- FR Y-9C” and “Consolidated Reports of Condition and Income for a Bank With Domestic Offices Only-FFIEC 041,” in each case or any applicable successor form. Any such request must be made in writing addressed to Raymond James Financial, Inc., Attention: Kristie Waugh, Senior Vice President, Investor Relations, 880 Carillon Parkway, St. Petersburg, Florida 33716.

Depositary, Transfer Agent and Registrar

Computershare Trust Company, N.A. and Computershare Inc. jointly serve as the depositary, transfer agent and registrar for the Series B Preferred Stock.

Calculation Agent

The Company shall appoint a calculation agent for the Series B Preferred Stock prior to the commencement of the Series B Floating Rate Period. The Company may appoint itself or an affiliate as the calculation agent.

Description of Depositary Shares

The following description of the Depositary Shares of the Company, related provisions of the Company’s Articles and By-Laws and applicable Florida law is qualified in its entirety by, and should be read in conjunction with, the Articles, By-Laws and applicable Florida law.

Each Depositary Share represents a 1/40th interest in a share of the Series A Preferred Stock or the Series B Preferred Stock, as applicable, and is evidenced by depositary receipts. The Company has deposited the underlying shares of each series of the Series A Preferred Stock and Series B Preferred Stock with a depositary pursuant to respective deposit agreements (each a “Deposit Agreement”) among the Company, Computershare Trust Company, N.A. and Computershare Inc., acting jointly as depositary (the “Depositary”), and the holders from time to time of the depositary receipts described therein. Subject to the terms of the applicable Deposit Agreement, the Depositary Shares shall be entitled to all the powers, preferences and special rights of the Series A Preferred Stock and Series B Preferred Stock, as applicable, in proportion to the applicable fraction of a share of Series A Preferred Stock and Series B Preferred Stock those Depositary Shares represent.

Series A Depositary Shares

Dividends and Other Distributions

Each dividend payable on a Series A Depositary Share shall be in an amount equal to 1/40th of the dividend declared and payable on each related share of Series A Preferred Stock.

The Depositary will distribute all dividends and other cash distributions received on the Series A Preferred Stock to the holders of record of the depositary receipts in proportion to the number of Series A Depositary Shares held by each holder. In the event of a distribution other than in cash, the Depositary will distribute property received by it to the holders of record of the depositary receipts in proportion to the number of Series A Depositary Shares held by each holder, unless the Depositary determines that this distribution is not feasible, in which case the Depositary may, with the Company’s approval, adopt a method of distribution that it deems practicable, including the sale of the property and distribution of the net proceeds of that sale to the holders of the depositary receipts.

If the calculation of a dividend or other cash distribution results in an amount that is a fraction of a cent and that fraction is equal to or greater than $0.005, the Depositary will round that amount up to the next highest whole cent and will request that the Company pay the resulting additional amount to the Depositary for the relevant dividend or other cash distribution. If the fractional amount is less than $0.005, the Depositary will disregard that fractional amount.

Record dates for the payment of dividends and other matters relating to the Series A Depositary Shares will be the same as the corresponding record dates for the applicable series of Series A Preferred Stock.

The amount paid as dividends or otherwise distributable by the Depositary with respect to the Series A Depositary Shares or the underlying Series A Preferred Stock will be reduced by any amounts required to be withheld by the Company or the Depositary on account of taxes or other governmental charges. The Depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any Series A Depositary Shares or the shares of the Series A Preferred Stock until such taxes or other governmental charges are paid.

Liquidation Preference

In the event of the Company’s liquidation, dissolution or winding up, a holder of Series A Depositary Shares will receive the fraction of the liquidation preference accorded each share of underlying Series A Preferred Stock represented by the Series A Depositary Shares.

The Company’s merger or consolidation with one or more other entities or the sale, lease, exchange or other transfer of all or substantially all of the Company’s assets (for cash, securities or other consideration) will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up.

Redemption of Series A Depositary Shares

If the Company redeems any series of the Series A Preferred Stock, in whole or in part, the related Series A Depositary Shares also will be redeemed with the proceeds received by the Depositary from the redemption of the Series A Preferred Stock held by the Depositary. The redemption price per Series A Depositary Share will be 1/40th of the redemption price per share payable with respect to the Series A Preferred Stock (or $25 per Series A Depositary Share), plus, as applicable, any accumulated and unpaid dividends on the shares of the Series A Preferred Stock called for redemption for the then-current dividend period to, but excluding, the redemption date, without accumulation of any undeclared dividends.

If the Company redeems shares of the Series A Preferred Stock held by the Depositary, the Depositary will redeem, as of the same redemption date, the number of Series A Depositary Shares representing those shares of the Series A Preferred Stock so redeemed. If the Company redeems less than all of the outstanding Series A Depositary Shares, the Series A Depositary Shares to be redeemed will be selected either pro rata or by lot. The Depositary will provide notice of redemption to record holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the applicable series of Series A Preferred Stock and the related Series A Depositary Shares.

Voting

Because each Series A Depositary Share represents a 1/40th ownership interest in a share of Series A Preferred Stock, holders of depositary receipts will be entitled to vote 1/40th of a vote per Series A Depositary Share under those limited circumstances in which holders of the Series A Preferred Stock are entitled to vote.

When the Depositary receives notice of any meeting at which the holders of the Series A Preferred Stock are entitled to vote, the Depositary will provide the information contained in the notice to the record holders of the Series A Depositary Shares relating to the Series A Preferred Stock. Each record holder of the Series A Depositary Shares on the record date, which will be the same date as the record date for the Series A Preferred Stock, may instruct the Depositary to vote the amount of the Series A Preferred Stock represented by the holder’s Series A Depositary Shares. To the extent possible, the Depositary will vote the maximum number of whole shares of the Series A Preferred Stock represented by Series A Depositary Shares in accordance with the instructions it receives. The Company will agree to take all reasonable actions that the Depositary determines are necessary to enable the Depositary to vote as instructed. If the Depositary does not receive specific instructions from the holders of any Series A Depositary Shares representing the Series A Preferred Stock, it will abstain from voting with respect to such shares (but may appear at the meeting with respect to such shares unless directed to the contrary).

Withdrawal of Series A Preferred Stock

Upon surrender of Series A Depositary Shares at the principal office of the Depositary, upon payment of any unpaid amount due the Depositary, and subject to the terms of the Deposit Agreement, the owner of the Series A Depositary Shares evidenced thereby will be entitled to delivery of the number of shares of the Series A Preferred Stock and all money and other property, if any, represented by such Series A Depositary Shares. Only whole shares of the Series A Preferred Stock may be withdrawn. If the Series A Depositary Shares surrendered by the holder in connection with withdrawal exceed the number of Series A Depositary Shares that represent the number of whole shares of Series A Preferred Stock to be withdrawn, the Depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of Series A Depositary Shares. Holders of the Series A Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Series A Depositary Shares therefor.

Resignation and Removal of the Depositary

The Depositary may resign at any time by delivering to Raymond James notice of its election to resign. The Company may also remove or replace a depositary at any time. Any resignation or removal will take effect upon the earlier of the appointment of a successor depositary and 30 days following such notice. The Company will appoint a successor depositary within 30 days after delivery of the notice of resignation or removal. The successor must be a bank or trust company with its principal office in the United States and have a combined capital and surplus of at least $50 million.

Listing

The Company’s Series A Depositary Shares are listed on the New York Stock Exchange under the symbol “RJF PrA.” The Series A Preferred Stock is not listed, and the Company does not expect that there will be any trading market for the Series A Preferred Stock except as represented by the Series A Depositary Shares.

Depositary, Transfer Agent and Registrar

Computershare Trust Company, N.A. and Computershare Inc. jointly serve as the depositary, transfer agent and registrar for the Series A Depositary Shares.

Miscellaneous

The Depositary will forward to the holders of Series A Depositary Shares any reports and communications from Company with respect to the underlying Series A Preferred Stock. Neither the Company nor the Depositary will be liable if any law or any circumstances beyond their control prevent or delay them from performing their obligations under the Deposit Agreement. The obligations of the Company and a depositary under the Deposit Agreement are limited to performing their duties without bad faith, gross negligence or willful misconduct. Neither the Company nor a depositary must prosecute or defend any legal proceeding with respect to any Series A Depositary Shares or the underlying Series A Preferred Stock unless they are furnished with satisfactory indemnity. Both the Company and the Depositary may rely on the written advice of counsel or accountants, or information provided by holders of Series A Depositary Shares or other persons they believe in good faith to be competent, and on documents they believe in good faith to be genuine and signed by a proper party. In the event a depositary receives conflicting claims, requests or instructions from the Company and any holders of Series A Depositary Shares, the Depositary will be entitled to act on the claims, requests or instructions received from the Company.

Series B Depositary Shares

Dividends and Other Distributions

Each dividend payable on a Series B Depositary Share shall be in an amount equal to 1/40th of the dividend declared and payable on each related share of Series B Preferred Stock.

The Depositary will distribute all dividends and other cash distributions received on the Series B Preferred Stock to the holders of record of the depositary receipts in proportion to the number of Series B Depositary Shares held by each holder. In the event of a distribution other than in cash, the Depositary will distribute property received by it to the holders of record of the depositary receipts in proportion to the number of Series B Depositary Shares held by each holder, unless the Depositary determines that this distribution is not feasible, in which case the Depositary may, with the Company’s approval, adopt a method of distribution that it deems practicable, including the sale of the property and distribution of the net proceeds of that sale to the holders of the depositary receipts.

If the calculation of a dividend or other cash distribution results in an amount that is a fraction of a cent and that fraction is equal to or greater than $0.005, the Depositary will round that amount up to the next highest whole cent and will request that the Company pay the resulting additional amount to the Depositary for the relevant dividend or other cash distribution. If the fractional amount is less than $0.005, the Depositary will disregard that fractional amount.

Record dates for the payment of dividends and other matters relating to the Series B Depositary Shares will be the same as the corresponding record dates for the applicable series of Series B Preferred Stock.

The amount paid as dividends or otherwise distributable by the Depositary with respect to the Series B Depositary Shares or the underlying Series B Preferred Stock will be reduced by any amounts required to be withheld by the Company or the Depositary on account of taxes or other governmental charges. The Depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any Series B Depositary Shares or the shares of the Series B Preferred Stock until such taxes or other governmental charges are paid.

Liquidation Preference

In the event of the Company’s liquidation, dissolution or winding up, a holder of Series B Depositary Shares will receive the fraction of the liquidation preference accorded each share of underlying Series B Preferred Stock represented by the Series B Depositary Shares.

The Company’s merger or consolidation with one or more other entities or the sale, lease, exchange or other transfer of all or substantially all of the Company’s assets (for cash, securities or other consideration) will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up.

Redemption of Series B Depositary Shares

If the Company redeems any series of the Series B Preferred Stock, in whole or in part, the related Series B Depositary Shares also will be redeemed with the proceeds received by the Depositary from the redemption of the Series B Preferred Stock held by the Depositary. The redemption price per Series B Depositary Share will be 1/40th of the redemption price per share payable with respect to the Series B Preferred Stock (or $25 per Series B Depositary Share), plus, as applicable, any accumulated and unpaid dividends on the shares of the Series B Preferred Stock called for redemption for the then-current dividend period to, but excluding, the redemption date, without accumulation of any undeclared dividends.

If the Company redeems shares of the Series B Preferred Stock held by the Depositary, the Depositary will redeem, as of the same redemption date, the number of Series B Depositary Shares representing those shares of the Series B Preferred Stock so redeemed. If the Company redeems less than all of the outstanding Series B Depositary Shares, the Series B Depositary Shares to be redeemed will be selected either pro rata or by lot. The Depositary will provide notice of redemption to record holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the applicable series of Series B Preferred Stock and the related Series B Depositary Shares.

Voting

Because each Series B Depositary Share represents a 1/40th ownership interest in a share of Series B Preferred Stock, holders of depositary receipts will be entitled to vote 1/40th of a vote per Series B Depositary Share under those limited circumstances in which holders of the Series B Preferred Stock are entitled to vote.

When the Depositary receives notice of any meeting at which the holders of the Series B Preferred Stock are entitled to vote, the Depositary will provide the information contained in the notice to the record holders of the Series B Depositary Shares relating to the Series B Preferred Stock. Each record holder of the Series B Depositary Shares on the record date, which will be the same date as the record date for the Series B Preferred Stock, may instruct the Depositary to vote the amount of the Series B Preferred Stock represented by the holder’s Series B Depositary Shares. To the extent possible, the Depositary will vote the maximum number of whole shares of the Series B Preferred Stock represented by Series B Depositary Shares in accordance with the instructions it receives. The Company will agree to take all reasonable actions that the Depositary determines are necessary to enable the Depositary to vote as instructed. If the Depositary does not receive specific instructions from the holders of any Series B Depositary Shares representing the Series B Preferred Stock, it will abstain from voting with respect to such shares (but may appear at the meeting with respect to such shares unless directed to the contrary).

Withdrawal of Series B Preferred Stock

Upon surrender of Series B Depositary Shares at the principal office of the Depositary, upon payment of any unpaid amount due the Depositary, and subject to the terms of the Deposit Agreement, the owner of the Series B Depositary Shares evidenced thereby will be entitled to delivery of the number of shares of the Series B Preferred Stock and all money and other property, if any, represented by such Series B Depositary Shares. Only whole shares of the Series B Preferred Stock may be withdrawn. If the Series B Depositary Shares surrendered by the holder in connection with withdrawal exceed the number of Series B Depositary Shares that represent the number of whole shares of Series B Preferred Stock to be withdrawn, the Depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of Series B Depositary Shares. Holders of the Series B Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Series B Depositary Shares therefor.

Resignation and Removal of the Depositary

The Depositary may resign at any time by delivering to Raymond James notice of its election to resign. The Company may also remove or replace a depositary at any time. Any resignation or removal will take effect upon the earlier of the appointment of a successor depositary and 30 days following such notice. The Company will appoint a successor depositary within 30 days after delivery of the notice of resignation or removal. The successor must be a bank or trust company with its principal office in the United States and have a combined capital and surplus of at least $50 million.

Listing

The Company’s Series B Depositary Shares are listed on the New York Stock Exchange under the symbol “RJF PrB.” The Series B Preferred Stock is not listed, and the Company does not expect that there will be any trading market for the Series B Preferred Stock except as represented by the Series B Depositary Shares.

Depositary, Transfer Agent and Registrar

Computershare Trust Company, N.A. and Computershare Inc. jointly serve as the depositary, transfer agent and registrar for the Series B Depositary Shares.

Miscellaneous

The Depositary will forward to the holders of Series B Depositary Shares any reports and communications from Company with respect to the underlying Series B Preferred Stock. Neither the Company nor the Depositary will be liable if any law or any circumstances beyond their control prevent or delay them from performing their obligations under the Deposit Agreement. The obligations of the Company and a depositary under the Deposit Agreement are limited to performing their duties without bad faith, gross negligence or willful misconduct. Neither the Company nor a depositary must prosecute or defend any legal proceeding with respect to any Series B Depositary Shares or the underlying Series B Preferred Stock unless they are furnished with satisfactory indemnity. Both the Company and the Depositary may rely on the written advice of counsel or accountants, or information provided by holders of Series B Depositary Shares or other persons they believe in good faith to be competent, and on documents they believe in good faith to be genuine and signed by a proper party. In the event a depositary receives conflicting claims, requests or instructions from the Company and any holders of Series B Depositary Shares, the Depositary will be entitled to act on the claims, requests or instructions received from the Company.

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